EXHIBIT 3

AMENDMENT TO FIRST INDIANA CORPORATION BYLAWS

Article VIII of the Bylaws of First Indiana Corporation is amended to read as follows:

ARTICLE VIII

SHARES, CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Form and Record of Shares. Shares of the Corporation’s capital stock may, but need not, be represented by certificates. Whether or not the shares are represented by certificates, the name and address of the person to whom shares are issued, with the number of shares issued and the date of issue, shall be entered on the stock transfer books of the Corporation. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

Section 2. Certificates for Shares. To the extent shares of capital stock of the Corporation are represented by certificates, the certificates shall be in such form as shall be determined by the Board. Such certificates shall be signed by the Chairman or any other officer of the Corporation authorized by the Board, attested by the Secretary or an Assistant Secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Corporation itself or one of its employees. Each certificate for shares of capital stock shall be given a unique number or otherwise identified. All certificates surrendered to the Corporation for transfer shall be cancelled.

Section 3. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority if requested by the Corporation or its transfer agent, or by his attorney thereunto duly authorized by power of attorney duly executed and filed with the Corporation. If the shares to be transferred are represented by a certificate, such transfer shall be made only upon surrender for cancellation of the certificate for such shares or, if the certificate of such shares has been lost, stolen or destroyed, upon such terms and indemnity to the Corporation as the Board may prescribe as sufficient to indemnify the Corporation against any claim that may be made against it on account of such loss, theft or destruction.